IMMEDIATE RELEASE

200 East Randolph Drive Chicago Illinois 60601

Contact:	Lauralee E. Martin Chief Operating and Financial Officer

Phone:	+1 312 228 2073

JONES LANG LASALLE REPORTS RECORD 2007 EARNINGS;
NET INCOME OF $256 MILLION, $7.64 PER SHARE

CHICAGO, January 29, 2008 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading integrated global real estate services and money management firm, today reported record net income of $256 million, or $7.64 per diluted share of common stock, for the year ended December 31, 2007. This represents an increase of 46 percent over the prior year’s net income of $175 million, or $5.24 per share. Revenue for the full year 2007 was $2.7 billion, an increase of 32 percent from the prior year, the result of strong performance in all operating segments. Operating income for 2007 was $342 million compared with $244 million for the prior year, an increase of 40 percent, led by Asia Pacific and EMEA. Included in the firm’s 2007 full-year results was a significant advisory transaction fee earned by the Asia Pacific Hotels business. Included in the firm’s 2006 full-year results was an incentive fee from a single client of $113 million, or $1.01 per share, earned by LaSalle Investment Management. The strengthening of foreign currencies against the U.S. dollar in 2007 contributed $0.07 per share in the fourth quarter and $0.23 per share on a full-year basis.

For the fourth quarter of 2007, net income was $105 million, or $3.16 per share, an increase of 30 percent, over net income of $80.4 million, or $2.37 per share, for the same period in 2006. Revenue for the fourth quarter of 2007 was $862 million, an increase of 22 percent from 2006, with all segments showing healthy increases. Operating income for the fourth quarter increased 23 percent to $140 million from $114 million in the prior year.

Full Year 2007 Highlights:

▪	Revenue increased 32 percent to $2.7 billion
▪	Operating income grew 40 percent, led by Asia Pacific and EMEA
▪	Net income increased 46 percent to $256 million

“Our record 2007 performance reflects growth from the diversity of our services and clients, and the breadth of our global platform, a combination which more than offset the impact to our clients of disruptions in the debt markets,” said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. “We are benefiting from superb execution by our people on behalf of clients as well as the continuing strategic investments and acquisitions we have made to strengthen and diversify our market positions,” Dyer added.

Operating expenses were $2.3 billion for the full year of 2007 compared with $1.8 billion in 2006, an increase of 31 percent, and were $721 million for the fourth quarter of 2007 compared with $591 million for the same period in 2006, an increase of 22 percent. The increase in operating expenses in 2007 was largely driven by additions to revenue-generating and client-service staff, both through hiring and strategic acquisitions, and the expansion of offices to support the continued growth of the global business platform. During 2007, the firm completed 13 strategic acquisitions including five in the fourth quarter. Higher incentive compensation costs related to the strong revenue and profit performance also contributed to the increase in operating expenses.

Business Segment Full Year and Fourth Quarter Performance Highlights

Investor and Occupier Services

•
Revenue in the Americas region for the full year 2007 was $765 million, an increase of 23 percent over the prior year, and fourth-quarter revenue was $250 million, an increase of 11 percent. Compared with 2006, Management Services grew 23 percent for both the year and the quarter, while Transaction Services revenue increased 20 percent for the full year and was flat for the quarter.

New and expanded relationships with corporate clients produced strong full-year performance, increasing account management revenue by 32 percent over the prior year. Public Institutions and Project and Development Services grew at 35 and 23 percent, respectively, for the year over 2006. Due to lack of liquidity in the credit markets, transaction volumes for investment sales within the U.S. slowed during the last quarter of the year. As a result, revenue from Capital Markets decreased 20 percent in the fourth quarter compared with 2006, while remaining up 22 percent for the full year.

Total operating expenses increased 23 percent for the full year and 18 percent for the quarter compared with 2006. The increase in operating expenses resulted from the addition of revenue generators in key markets and higher incentive compensation expenses as a result of the growth in both revenue and profit performance. Operating income for the full year increased 23 percent to $80.5 million and decreased for the fourth quarter to $34.7 million from $42.4 million.

•
EMEA’s full-year revenue grew 36 percent to $926 million, and fourth-quarter revenue increased 21 percent to $327 million. Transaction Services revenue increased 35 percent for the full year to $754 million, and 18 percent for the quarter, while Management Services revenue grew 39 percent for the year to $158 million, and 26 percent for the fourth quarter. Year-over-year revenue growth in the region was driven by strong performance in all transaction service lines. Agency Leasing continued its momentum from earlier in the year, growing approximately 40 percent for both the full year and fourth quarter. Advisory Services revenue, which increased 47 percent for the quarter and 65 percent for the full year over 2006, contributed to the growth in Management Services. Capital Markets was up 20 percent for the year driven by increased market share, despite a decrease of 12 percent in the fourth quarter. Seven strategic acquisitions were completed in the region in 2007 and seven new offices were opened. During the quarter, both the euro and pound sterling were eight percent stronger than the previous year, which contributed to the U.S. dollar revenue growth.

Geographically, the region’s robust full-year growth was led by England, Germany and Russia. Revenue in England, the firm’s largest European market, grew 21 percent for the full year. Germany had an increase of 53 percent, while Russia continued its strong growth in 2007 with full-year revenue doubling compared with 2006.

For the fourth quarter, revenue growth in England and Germany was flat year over year, with both countries negatively impacted by lower volumes in Capital Markets transactions. However, the geographical diversity of the EMEA business provided continued growth in the quarter as Russia, the Netherlands and Central and Eastern Europe (“CEE”) reported healthy increases in revenue year over year. Revenue in Russia increased 78 percent in the fourth quarter, while the Netherlands and CEE grew 90 and 61 percent, respectively over the prior year. The firm has started to benefit from the significant strategic investments and acquisitions in these markets over the past several years.

Operating expenses increased by 31 percent on a full-year basis and by 17 percent for the quarter. The increase was primarily due to acquisitions, staff additions to service clients and grow market share, and increased revenue and profit-driven incentive compensation. Operating income for the full year increased by over 100 percent to $91.4 million from $44.0 million in 2006, while increasing 58 percent to $47.3 million in the fourth quarter of 2007.

•
Revenue for the Asia Pacific region in 2007 was $602 million, an increase of 79 percent, and $170 million for the fourth quarter, an increase of 37 percent from the prior year. Transaction Services revenue nearly doubled for the year and increased 40 percent for the fourth quarter, and Management Services revenue increased 58 percent for the year and 34 percent for the quarter. The region’s 2007 performance was driven by returns from investments made in growing markets, the third-quarter acquisition in India, and the significant Asia Pacific Hotels transaction that involved selling a portfolio of 13 Japanese hotels on behalf of a client in the second quarter.

Geographically, the strongest revenue contributions were from the region’s largest market, Australia, and from the growth markets of India and Japan, as well as the core market in Singapore. Revenue in Australia grew 43 percent for the year and 51 percent for the quarter, compared with the prior year. Japan and Singapore also made significant revenue growth contributions, with revenue nearly doubling in each market for the full year, compared with 2006.

Results generated by the acquired India business are included in the region’s revenue and operating expenses from the July acquisition date. However, because the acquisition was for an ownership share of less than 100 percent, the portion of operating results not belonging to the firm is classified as a minority interest, net of tax, constituting an offset to net income in the consolidated results.

Operating expenses on a full-year basis for the Asia Pacific region increased 67 percent, and for the fourth quarter increased 40 percent, over the prior year. The increase was the result of further expansion of the geographic platform, service capabilities and infrastructure throughout the region, and higher incentive compensation associated with revenue-generating activities. Operating income for the 2007 full year increased to $70.2 million from $18.6 million in 2006, and for the fourth quarter increased to $22.0 million from $18.3 million in 2006.

LaSalle Investment Management

•
LaSalle Investment Management’s full-year revenue was $371 million, down four percent from the prior year, while fourth-quarter revenue increased 35 percent to $115 million. Excluding the $113 million incentive fee earned from a single client in 2006, the full-year revenue in 2007 increased 36 percent over the prior year. The increase in current-year revenue was driven primarily by the continued growth of the annuity-based business, as well as from incentive fees that were generated from strong performance of assets managed on behalf of clients.

The continued focus on the growth in annuity revenue led to a full-year increase in Advisory fees of 38 percent and a fourth-quarter increase of 43 percent over 2006. The growth in the annuity business was due to the healthy increase in assets under management and advisory fees generated from newly committed capital. Supporting this growth, the firm’s co-investment capital totaled $152 million at the end of 2007, compared with $132 million in the prior year.

Incentive fees vary significantly from period to period due to both the performance of the underlying investments and the contractual timing of the measurement periods for different clients. In 2007, incentive fees were up 52 percent for the full year, excluding the large fee earned in 2006.

LaSalle Investment Management raised over $10.1 billion of equity during 2007, as it launched five new private equity funds and secured 16 global securities mandates. Investments made on behalf of clients during 2007 were $8.4 billion worldwide. Assets under management grew to $49.7 billion from $40.6 billion, a 22 percent increase over the prior year.

Summary

In 2007, the firm delivered record results driven by its globally diverse business platform, market leadership positions and expanding global footprint. The firm remains committed to delivering superior client service and financial performance from its core businesses, as well as achieving returns on its growth investments and acquisitions.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to Forbes magazine’s “400 Best Big Companies” for three consecutive years, has approximately 170 offices worldwide and operates in more than 700 cities in over 60 countries. With 2007 revenue of $2.7 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.2 billion square feet worldwide. LaSalle Investment Management, the company’s investment management business, is one of the world’s largest and most diverse real estate money management firms, with approximately $49.7 billion of assets under management. For further information, please visit our Web site, www.joneslanglasalle.com.

Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures about Market Risk,” and elsewhere in Jones Lang LaSalle’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle’s expectations or results, or any change in events.

Conference Call

The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, January 30 at 9:00 a.m. EST.

To participate in the teleconference, please dial into one of the following phone numbers five to 10 minutes before the start time:

•	U.S. callers: +1 877 809 9540
•	International callers: +1 706 679 7364
•	Pass code: 30953387

Webcast

Follow these steps to listen to the webcast:
1. You must have a minimum 14.4 Kbps Internet connection
2. Log on to http://www.videonewswire.com/event.asp?id=45074 and follow instructions
3. Download free Windows Media Player software: (link located under registration form)
4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

Conference Call Replay

Available: Noon EST Wednesday, January 30 through Midnight EST February 6 at the following numbers:

•	U.S. callers: +1 800 642 1687
•	International callers: +1 706 645 9291
•	Pass code: 30953387

Web Audio Replay

Audio replay available for download or stream within 24 hours of conference call. Information and link available at www.joneslanglasalle.com.

This information is also available on the company’s Web site at www.joneslanglasalle.com.

If you have any questions, call Yvonne Peterson of Jones Lang LaSalle’s Investor Relations department at +1 312 228 2919.

# # #

JONES LANG LASALLE INCORPORATED
Consolidated Statements of Earnings
For the Three and Twelve Months Ended December 31, 2007 and 2006
(in thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenue	$861,785	$704,373	$2,652,075	$2,013,578

Operating expenses:
Compensation and benefits	549,332	449,968	1,724,174	1,313,294
Operating, administrative and other	155,395	123,633	530,412	407,985
Depreciation and amortization	16,752	17,086	55,580	48,964
Restructuring credits	-	(74)	(411)	(744)

Total operating expenses	721,479	590,613	2,309,755	1,769,499

Operating income	140,306	113,760	342,320	244,079

Interest expense, net of interest income	3,018	2,455	13,064	14,254
Gain on sale of investments	-	-	6,129	-
Equity in earnings (loss) from unconsolidated ventures	736	(201)	12,216	9,221

Income before provision for income taxes	138,024	111,104	347,601	239,046
Provision for income taxes	31,655	30,177	87,595	63,825
Minority interest, net of tax	976	-	2,174	-

Net income before cumulative effect of accounting change	105,393	80,927	257,832	175,221
Cumulative effect of change in accounting principle	-	-	-	1,180
Net income	$105,393	$80,927	$257,832	$176,401

Net income available to common shareholders	$104,722	$80,392	$256,490	$175,344

Basic earnings per common share	$3.28	$2.50	$8.01	$5.50

Basic weighted average shares outstanding	31,906,476	32,169,852	32,021,380	31,872,112

Diluted earnings per common share	$3.16	$2.37	$7.64	$5.24

Diluted weighted average shares outstanding	33,101,792	33,853,502	33,577,927	33,447,939

EBITDA	$156,147	$130,110	$412,729	$302,387

Please reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED
Segment Operating Results
For the Three and Twelve Months Ended December 31, 2007 and 2006
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

INVESTOR & OCCUPIER SERVICES
AMERICAS
Revenue:
Transaction services	$127,814	$126,846	$378,815	316,752
Management services	115,343	93,434	359,731	292,270
Equity earnings (loss)	(56)	44	1,626	700
Other services	6,896	4,164	25,057	12,420
	249,997	224,488	765,229	622,142
Operating expenses:
Compensation, operating and administrative	208,432	176,453	659,392	534,549
Depreciation and amortization	6,880	5,605	25,387	22,040
	215,312	182,058	684,779	556,589

Operating income	$34,685	$42,430	$80,450	$65,553

EMEA
Revenue:
Transaction services	$270,327	$229,859	$754,428	$556,792
Management services	52,683	41,920	157,783	113,515
Equity earnings (loss)	394	(78)	373	(362)
Other services	3,956	(1,377)	13,497	9,394
	327,360	270,324	926,081	679,339
Operating expenses:
Compensation, operating and administrative	273,489	230,711	814,936	616,824
Depreciation and amortization	6,552	9,645	19,703	18,511
	280,041	240,356	834,639	635,335

Operating income	$47,319	$29,968	$91,442	$44,004

ASIA PACIFIC
Revenue:
Transaction services	$112,212	$80,181	$388,129	$199,037
Management services	56,198	41,864	206,329	130,514
Equity earnings	17	87	502	1,802
Other services	2,069	2,305	7,181	5,624
	170,496	124,437	602,141	336,977
Operating expenses:
Compensation, operating and administrative	145,764	104,648	523,179	311,290
Depreciation and amortization	2,775	1,463	8,774	7,042
	148,539	106,111	531,953	318,332

Operating income	$21,957	$18,326	$70,188	$18,645

LASALLE INVESTMENT MANAGEMENT
Revenue:
Transaction services	$10,502	$9,419	$27,768	$28,573
Advisory fees	73,282	51,140	245,138	178,087
Incentive fees	30,503	24,618	88,219	170,600
Equity earnings (loss)	381	(254)	9,715	7,081
	114,668	84,923	370,840	384,341
Operating expenses:
Compensation, operating and administrative	77,042	61,788	257,079	258,616
Depreciation and amortization	545	374	1,716	1,371
	77,587	62,162	258,795	259,987

Operating income	$37,081	$22,761	$112,045	$124,354

Total segment revenue	862,521	704,172	2,664,291	2,022,799
Reclassification of equity (earnings) loss	(736)	201	(12,216)	(9,221)
Total revenue	$861,785	$704,373	$2,652,075	$2,013,578

Total segment operating expenses	$721,479	$590,687	$2,310,166	$1,770,243

Operating income before non-recurring items	$140,306	$113,686	$341,909	$243,335

Please reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED
Consolidated Balance Sheets
December 31, 2007 and 2006
(in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$78,580	$50,612
Trade receivables, net of allowances	834,865	630,121
Notes and other receivables	52,695	30,079
Prepaid expenses	26,148	28,040
Deferred tax assets	64,872	49,230
Other assets	13,816	19,363
Total current assets	1,070,976	807,445

Property and equipment, at cost, less accumulated depreciation	193,329	120,376
Goodwill, with indefinite useful lives, at cost, less accumulated amortization	694,004	520,478
Identified intangibles, with finite useful lives, at cost, less accumulated
amortization	41,670	37,583
Investments in real estate ventures	151,800	131,789
Long-term receivables	33,219	29,781
Deferred tax assets	58,584	37,465
Other assets	48,292	45,031
	$2,291,874	$1,729,948

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$302,976	$221,356
Accrued compensation	655,895	514,586
Short-term borrowings	14,385	17,738
Deferred tax liabilities	727	1,426
Deferred income	29,756	31,896
Other liabilities	60,193	43,444
Total current liabilities	1,063,932	830,446

Long-term liabilities:
Credit facilities	29,205	32,398
Deferred tax liabilities	6,577	648
Deferred compensation	46,423	30,668
Minimum pension liability	1,096	19,252
Deferred business acquisition obligations	82,042	34,178
Other liabilities	43,794	31,978
Total liabilities	1,273,069	979,568

Minority interest	8,272	-

Shareholders' equity:
Common stock, $.01 par value per share, 100,000,000 shares authorized;
31,722,587 and 36,486,588 shares issued and outstanding as of
December 31, 2007 and December 31, 2006, respectively	317	366
Additional paid-in capital	441,951	676,270
Retained earnings	484,840	255,914
Stock held by subsidiary	-	(197,543)
Stock held in trust	(1,930)	(1,427)
Accumulated other comprehensive income	85,355	16,800
Total shareholders' equity	1,010,533	750,380
	$2,291,874	$1,729,948

Please reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED
Summarized Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2007 and 2006
(in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2007	2006

Cash provided by operating activities	$409,418	$377,703

Cash used in investing activities	(258,502)	(306,360)

Cash used in financing activities	(122,948)	(49,389)

Net increase in cash and cash equivalents	27,968	21,954

Cash and cash equivalents, beginning of period	50,612	28,658

Cash and cash equivalents, end of period	$78,580	$50,612

Please reference attached financial statement notes.

JONES LANG LASALLE INCORPORATED
Financial Statement Notes

1.
EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm’s revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm’s EBITDA may not be comparable to similarly titled measures used by other companies.

Below is a reconciliation of net income to EBITDA (in thousands):

	Three Months Ended
	December 31,		Years Ended December 31,
	2007	2006	2007	2006

Net income	$104,722	$80,392	$256,490	$175,344
Add:
Interest expense, net of interest income	3,018	2,455	13,064	14,254
Provision for income taxes	31,655	30,177	87,595	63,825
Depreciation and amortization	16,752	17,086	55,580	48,964
EBITDA	$156,147	$130,110	$412,729	$302,387

Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

	Three Months Ended
	December 31,		Years Ended December 31,
	2007	2006	2007	2006

Net cash provided by operating activities	$256,007	$223,519	$409,418	$377,703
Add:
Interest expense, net of interest income	3,018	2,455	13,064	14,254
Change in working capital and non-cash expenses	(151,285)	(143,127)	(152,928)	(202,359)
Depreciation and amortization	16,752	17,086	55,580	48,964
Provision for income taxes	31,655	30,177	87,595	63,825
EBITDA	$156,147	$130,110	$412,729	$302,387

2.
For purposes of segment operating results, the allocation of restructuring charges to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

3.
The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission shortly.

4.
Net income available to common shareholders is net income less dividends declared on unvested common shares of $0.7 million for the fourth quarter of 2007 and $1.3 million for the full year 2007 compared to $0.5 million for the fourth quarter of 2006 and $1.1 million for the full year 2006.

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Net income before cumulative effect of
change in accounting principle	$105,393	$80,927	$257,832	$175,221
Cumulative effect of change in accounting principle	-	-	-	1,180

Net income	105,393	80,927	257,832	176,401
Dividends on unvested common stock	671	535	1,342	1,057
Net income available to common shareholders	$104,722	$80,392	$256,490	$175,344

Basic weighted average shares outstanding	31,906,476	32,169,852	32,021,380	31,872,112

Basic income per common share before cumulative
effect of change in accounting principle and
dividends on unvested common stock	$3.30	$2.52	$8.05	$5.50
Cumulative effect of change in accounting principle	-	-	-	0.03
Dividends on unvested common stock	0.02	0.02	0.04	0.03
Basic earnings per common share	$3.28	$2.50	$8.01	$5.50

Diluted weighted average shares outstanding	33,101,792	33,853,502	33,577,927	33,447,939

Diluted income per common share before cumulative
effect of change in accounting principle and
dividends on unvested common stock	$3.18	$2.39	$7.68	$5.24
Cumulative effect of change in accounting principle	-	-	-	0.03
Dividends on unvested common stock	0.02	0.02	0.04	0.03
Diluted earnings per common share	$3.16	$2.37	$7.64	$5.24

5.	Europe, Middle East, Africa - EMEA; previously referred to as Europe.